For Immediate Release

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: ir@china-acm.com
Web: http://www.china-acm.com

China ACM Reports Revenue Increase of 87.4% and Net Income
of $5.7 Million for the Fourth Quarter of Fiscal 2009;
Achieves $12.1 Million of Net Income for Fiscal 2009

New York and Beijing – September 24, 2009 – China Advanced Construction Materials Group, Inc. (“China ACM”) (OTCBB: CADC), a leading provider of ready-mix concrete in China, today announced financial results for the three months and fiscal year ended June 30, 2009.

Mr. Xianfu Han, Chairman and Chief Executive Officer, stated, “We are pleased to report that  careful strategic planning and aggressive bidding for new projects has resulted in another quarter of substantial growth and increased profitability for China ACM.  In our fiscal fourth quarter, revenue increased to $14.5 million from $7.7 million in the comparable quarter of last year.  The substantial increase in revenue was the result of a number of contract wins for China’s national rail network, a major focus of China ACM, given the government’s goal to add 41,000 kilometers of track through the year 2020 requiring approximately 120 million tons of cement.  Gross profit increased by 89.5% to $4.7 million in the fourth quarter as we continued to expand both our manufacturing and technical services.  At the same time, we resumed growth in our traditional concrete sales in the Beijing area.  Net income in the fourth quarter was $5.7 million, up 311% from $1.4 million in the fourth quarter of 2008.”

Mr. Han continued, “For the fiscal year ended June 30, 2009, revenue was $39.7 million, up from $27.6 million in fiscal 2008, while gross profit increased by 124.6% to $15.2 million. Operating income increased to $13.5 million, a 179.7% increase, while net income totaled $12.1 million, exceeding our guidance of $9 million for fiscal 2009.  A number of factors contributed to the substantial improvement in our bottom line.  First, we continued to alter our revenue mix so that a greater percentage of our revenue is now derived from manufacturing and technical services which provide higher profit margins than the production of concrete.  As of June 30, 2009, approximately 22.6% of our revenue was derived from these services compared to 0% at fiscal year-end 2008.”

“A second contributor to our higher net income was a reduction in the corporate tax rate for China ACM from 25% to 15% which will be in effect for three years.  The reduction, which was applied retroactive to January 1, 2009, was the result of a special certification awarded to China ACM by certain government entities and was based on the company's involvement in producing high-tech products, its research and development, as well as its technical services.  We also obtained a 2-year extension on our 6% value added tax  credit due to the fact that China ACM uses at least 30% recycled materials for the production of our concrete, thereby achieving the Chinese government’s threshold for receiving tax incentives for environmentally-friendly initiatives.”

“In support of our long-term strategy to participate in building out China’s railway system, we invested in five portable concrete plants subsequent to our fiscal fourth quarter, bringing the total number of portable plants to nine.  Our continued investment in these plants has proven to be a successful strategy and places us in a strong competitive position to win new business going forward.  With the addition of four new contracts totaling $8 million since our fiscal year end, and a strong pipeline of upcoming projects, we are encouraged by the near and long-term outlook for the business.  Additionally, we have strengthened our balance sheet and now have over $3 million in cash, more than $5 million of working capital, and no long-term debt.”

Revenue for the three months ended June 30, 2009 was $14.5 million, as compared to $7.7 million for the three months ended June 30, 2008.  Gross profit was $4.7 million for the three months ended June 30, 2009, as compared to $2.5 million for the three months ended June 30, 2008, representing gross margins of approximately 32% for both periods.  Gross margin for the quarter reflects an increase in higher margin services, offset by higher concrete production at China ACM’s fixed plants.  Net income for the three months ended June 30, 2009 increased to $5.7 million, or $0.40 per diluted share, compared to net income of $1.4 million, or $0.12 per diluted share, for the same quarter last year.

Revenue for the twelve months ended June 30, 2009 was $39.7 million, as compared to $27.6 million for the twelve months ended June 30, 2008.  Gross profit was $15.2 million for the year ended June 30, 2009, as compared to $6.8 million for the year ended June 30, 2008, representing gross margins of approximately 38% and 25%, respectively.  Net income for the year ended June 30, 2009 increased to $12.1 million, or $0.86 per diluted share, compared to net income of $5.2 million, or $0.56 per diluted share, for fiscal 2008.

As of June 30, 2009, the company had cash of $3.6 million, restricted cash of $453,192, working capital of $5.3 million, and no long-term debt. The Company reduced its long-term receivables by transferring approximately $5.7 million of its receivables as a method of payment for equipment and other asset purchases.  The company also transferred another $6.4 million of receivables for future lease payments and factored approximately $4.1 million of additional receivables. China ACM also paid off a $4.4 million short-term loan subsequent to the fiscal year end.

Conference Call

China ACM will also host a conference call at 8:00 a.m. Eastern Time on Thursday, September 24, 2009. During the call, Mr. Xianfu Han, Chairman and Chief Executive Officer, Mr. Weili He, Vice Chairman and Chief Operating Officer, and Gene Hsiao, Chief Financial Officer, will discuss the Company’s quarterly performance and financial results.

The telephone number for the conference call is (877) 221-1081 (U.S. callers) or (706) 758-6511 (International callers), conference ID #31107275. A live webcast of the call will also be available on the company's website www.china-acm.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the website and investors will be able to access an encore recording of the conference call through midnight October 1, 2009 by calling (800) 642-1687 (U.S. callers) or (706) 645-9291 (International callers) and entering conference ID #31107275. The encore recording will be available two hours after the conference call has concluded.

About China ACM

China ACM, founded in 2002 and based in Beijing, China, is a leading producer of advanced construction materials for large scale commercial, residential, and infrastructure developments. The company is primarily focused on producing and supplying a wide range of advanced ready-mix concrete materials for highly technical, large scale, and environmental construction projects. The company also aims to develop and produce new and innovative environmentally conscious construction materials.

China ACM provides materials and services through its eight ready-mix concrete plant network covering Beijing metropolitan area. China ACM owns one plant, leases three plants and has technical services and preferred procurement agreements with four other independently-owned plants.  China ACM is ISO 9001 (product quality), ISO 14001 (environmental safety), and ISO 18001 (employment environment safety) certified.  Additional information about the company is available at www.china-acm.com.

This press release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including changes from anticipated levels of sales, future national or regional economic and competitive and regulatory conditions, changes in relationships with customers, access to capital, difficulties in developing and marketing new products, marketing existing products, customer acceptance of existing and new products, and other factors. Additional Information regarding risks can be found in the Company’s Annual Report on Form 10K and in the Company’s recent report on Form 8K filed with the SEC. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company has no obligation to update the forward-looking information contained in this press release.

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CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2009 AND 2008

	2009	2008

ASSETS

CURRENT ASSETS:
Cash	$3,634,805	$1,910,495
Restricted cash	453,192	913,092
Marketable securities	71,880	61,767
Notes receivable	10,799	-
Accounts receivable, net of allowance for doubtful accounts of $120,986 and $224,924, respectively	11,815,402	9,365,486
Inventories	1,216,014	237,836
Other receivables	3,845,186	505,968
Prepayments	4,255,326	3,240,394
Total current assets	25,302,604	16,235,038

PLANT AND EQUIPMENT, net	22,089,717	16,730,220

OTHER ASSETS:
Accounts receivable (non-current), net of allowance for doubtful accounts of $328,563 and $411,061 respectively	4,132,706	4,753,006
Long term prepayments	4,794,746	-
Total other assets	8,927,452	4,753,006

Total assets	$56,319,773	$37,718,264

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

Short term loans	$4,512,200	$4,271,222
Accounts payable	10,722,741	6,293,553
Customer deposits	-	165,434
Other payables	352,880	254,259
Other payables - shareholder	806,946	880,302
Accrued liabilities	593,057	145,207
Taxes payable	3,048,179	1,073,237
Total current liabilities	20,036,003	13,083,214

Total liabilities	20,036,003	13,083,214

COMMITMENTS AND CONTINGENCIES

REDEEMABLE CONVERTIBLE PREFERRED STOCK ($0.001 par value, 851,125 shares issued and outstanding as of June 30, 2009 and 875,000 shares issued and outstanding as of June 30, 2008), net of discount for the amount of $567,581 and $1,168,548 as of June 30, 2009 and 2008, respectively	6,241,419	5,831,452

SHAREHOLDERS' EQUITY:
Preferred stock $0.001 par value, 1,000,000 shares authorized, 851,125 issued and outstanding as of June 30, 2009, and 875,000 shared issued and outstanding as of June 30, 2008 and classified outside shareholders' equity (see above), liquidation preference of $8.00 per share and accrued dividends as of June 30, 2009 and June 30, 2008	-	-
Common stock, $0.001 par value, 74,000,000 shares authorized, 10,595,500 and 10,525,000 shares issued and outstanding, as of June 30, 2009 and June 30, 2008, respectively	10,596	10,525
Paid-in-capital	12,987,417	12,722,260
Contribution receivable	(1,210,000)	(1,210,000)
Deferred compensation	-	(27,708)
Retained earnings	12,783,892	3,257,276
Statutory reserves	2,765,179	1,452,779
Accumulated other comprehensive income	2,705,267	2,598,466
Total shareholders' equity	30,042,351	18,803,598
Total liabilities, redeemable preferred stock and shareholders' equity	$56,319,773	$37,718,264

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

	2009	2008

REVENUE
Sales of concrete	$28,118,492	$27,565,044
Manufacturing services	7,053,728	-
Technical services	1,924,089	-
Mixer rental	2,618,493	-
Total revenue	39,714,802	27,565,044

COST OF SALES
Concrete	20,657,312	20,799,398
Manufacturing services	2,768,255	-
Technical services	147,418	-
Mixer rental	945,057	-
Total cost of revenue	24,518,042	20,799,398

GROSS PROFIT	15,196,760	6,765,646

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	1,717,794	1,946,541

INCOME FROM OPERATIONS	13,478,966	4,819,105

OTHER INCOME (EXPENSE), NET
Other subsidy income	2,109,290	1,586,192
Non-operating expense, net	(602,020)	(79,312)
Interest expense, net	(802,650)	(149,419)
TOTAL OTHER INCOME, NET	704,620	1,357,461

INCOME BEFORE PROVISION FOR INCOME TAXES	14,183,586	6,176,566

PROVISION FOR INCOME TAXES	2,115,097	1,012,382

NET INCOME	12,068,489	5,164,184

DIVIDENDS AND ACCRETION ON REDEEMABLE PREFERRED STOCK	1,229,473	33,387

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	10,839,016	5,130,797

RECONCILIATION OF COMPREHENSIVE INCOME:
Net Income	12,068,489	5,164,184
Unrealized gain (loss) from marketable securities	20,605	(12,482)
Foreign currency translation adjustment	86,196	1,951,026

COMPREHENSIVE INCOME	$12,175,290	$7,102,728

EARNING PER COMMON SHARE ALLOCATED TO COMMON SHAREHOLDERS
Weighted average number of shares:
Basic	10,526,719	9,064,359
Diluted	14,032,479	9,255,616

Earnings per share:
Basic	$1.03	$0.57
Diluted	$0.86	$0.56

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,068,489	$5,164,184
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	2,184,462	1,178,745
Amortization of long term deferred expense	179,463	-
Bad debt expense, net of recovery	(189,052)	443,171
Amortization of deferred compensation expense	107,477	5,542
Changes in operating assets and liabilities
Accounts receivable	(13,681,007)	1,561,399
Inventories	(977,200)	211,569
Other receivables	(3,347,936)	1,109,454
Prepayment	419,258	(2,825,219)
Accounts payable	4,403,314	(2,933,778)
Customer deposits	(166,114)	156,125
Other payables	97,849	108,430
Accrued liabilities	291,597	(80,851)
Taxes payable	1,970,528	1,012,153
Net cash provided by operating activities	3,361,128	5,110,924

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, and equipment	(1,771,915)	(8,701,026)
Net cash used in investing activities	(1,771,915)	(8,701,026)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short term loans	8,247,950	3,925,075
Payments for short term loans	(8,024,538)	(5,906,096)
Payments on other payables - Shareholders	(73,889)	-
Restricted cash	459,900	(913,092)
Proceeds from issuance of redeemable preferred stock	-	6,397,500
Proceeds from capital contribution	-	100
Proceeds from advances by shareholder	-	873,020
Preferred dividends paid	(472,851)	-
Net cash provided by financing activities	136,572	4,376,507

EFFECTS OF EXCHANGE RATE CHANGE IN CASH	(1,475)	(300,793)

INCREASE IN CASH	1,724,310	485,612

CASH, beginning of year	1,910,495	1,424,883

CASH, end of year	$3,634,805	$1,910,495